Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2006

HOUSTON, August 1, 2006 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $21.3 million, or $1.06 per diluted share for the three months ended June 30, 2006, versus net income of $6.7 million, or $0.37 per diluted share for the second quarter of 2005. Total revenues increased approximately 35% to $108.5 million for the quarter ended June 30, 2006 from $80.6 million for the same period in 2005 as the Company continued to experience strong worldwide demand for its products and services. Operating income increased to $30.6 million in the second quarter of 2006 from $9.7 million in the second quarter of 2005. As a percentage of revenues, operating income increased to approximately 28% in 2006 from 12% in 2005.

The second quarter 2006 results include an after-tax foreign currency gain of approximately $1.5 million, or $0.07 per diluted share. This gain resulted primarily from the weakening of the U.S. dollar versus the British pound sterling combined with increased intercompany receivable balances due to the Company from its U.K. subsidiary. Historically, the Company’s foreign currency gains and losses have not been significant.

For the six months ended June 30, 2006, net income was $38.6 million, or $1.92 per diluted share, compared with net income of $11.0 million, or $0.62 per diluted share, for the same period in 2005. Revenues for the six months ended June 30, 2006 were $206.7 million, up approximately 37% when compared to revenues of $150.6 million for the same period last year. Operating income increased to $55.5 million for the six months ended June 30, 2006 from $16.2 million during the first half of 2005.

In addition, the Company announced that its backlog at June 30, 2006 was approximately $290 million, compared to its June 30, 2005 backlog of approximately $202 million. The Company expects its earnings per share for the quarter ending September 30, 2006 to approximate $0.95 to $1.10 per share, excluding any unusual or special charges.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
Revenues	$80,616	$108,476	$150,620	$206,674
Cost and expenses:
Cost of sales	55,783	63,892	104,727	121,055
Selling, general and administrative	9,459	9,210	18,952	20,387
Engineering and product development	5,689	4,821	10,698	9,716

	70,931	77,923	134,377	151,158

Operating income	9,685	30,553	16,243	55,516
Interest expense (income)	410	(352)	774	(461)
Income before income taxes	9,275	30,905	15,469	55,977
Income tax provision	2,615	9,632	4,460	17,385

Net income	$6,660	$21,273	$11,009	$38,592

Diluted earnings per share	$0.37	$1.06	$0.62	$1.92

Weighted average shares – diluted	17,817	20,131	17,817	20,054

Depreciation and amortization	$3,403	$3,580	$6,710	$7,165

Capital expenditures	$4,148	$7,521	$8,845	$12,264